Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Diversified Real Asset Income Fund
811-22936

The annual meeting of shareholders was held in the
 offices of Nuveen on May 31, 2017; at this meeting the shareholders were asked to approve an Agreement and Plan of Reorganization and to elect Board Members.
The meeting was subsequently adjourned to June 30, 2017.

Voting results for June 30 are as follows:



Common Shares
To approve an Agreement and Plan of
Reorganization

   For
     9,190,207
   Against
369,523
   Abstain
238,778
   Broker Non-Votes
      6,553,433
      Total
     16,351,941



Proxy materials are herein
incorporated by reference
to the SEC filing on April 24,
2017, under Conformed
Submission Type N-14 8C/A,
accession
number 0001193125-17-134876.